Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2004 Equity Incentive Plan, the 2004 Non-Employee Directors’ Stock Option Plan and the 2004 Employee Stock Purchase Plan, of our report dated September 13, 2004 (except for the fourth paragraph of Note 1, as to which the date is November 22, 2004), with respect to the consolidated financial statements of Conor Medsystems, Inc. included in the Registration Statement on Form S-1 (No. 333- 119174), filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

Palo Alto, California

December 13, 2004